Exhibit 10.1

AMERICAN EAGLE OUTFITTERS, INC.

2017 STOCK AWARD AND INCENTIVE PLAN

AMERICAN EAGLE OUTFITTERS, INC.

2017 STOCK AWARD AND INCENTIVE PLAN

1. Purpose. The purpose of this 2017 Stock Award and Incentive Plan (the “Plan”) is to aid American Eagle Outfitters, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding employees, consultants, and non-employee directors of the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and to promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock-based and cash-based incentives for Participants.

2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Annual Incentive Award” means a type of Performance Award granted to a Participant under Section 7 representing a conditional right to receive cash, Stock or other Awards or payments, as determined by the Committee, based on performance in a performance period of one fiscal year or a portion thereof.

(b) “Annual Limit” means the maximum aggregate number of Shares or the maximum aggregate amount of any Award not denominated in Shares, as applicable and as set forth in Section 5(b).

(c) “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any related right or interest, granted to a Participant under the Plan.

(d) “Beneficiary” means the personal representative, executor or administrator of the Participant’s estate, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death.

(e) “Board” means the Company’s Board of Directors.

(f) “Bonus Stock” means an Award of Stock granted as a bonus under Section 6(f).

(g) “Cause” shall have the meaning defined in an Award document or, except as provided in an Award document, as defined in any employment agreement or severance agreement, plan or policy with respect to the Participant and the Company or a subsidiary or affiliate of the Company then in effect or, if not defined in an Award document and no such agreement, plan or policy is then in effect, “Cause” shall mean (i) the Participant’s willful and continued failure substantially to perform the duties of his or her position after notice and opportunity to cure; (ii) any willful act or omission by the Participant constituting dishonesty, fraud or other malfeasance, which in any such case is demonstrably injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates; (iii) an act that constitutes misconduct resulting in a restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes-Oxley Act of 2002; or (iv) a plea of guilty or no contest or a felony conviction in a court of law under the laws of the United States or any state thereof or any other jurisdiction in which the Company or a subsidiary or affiliate of the Company conducts business which materially impairs the value of the Participant’s Service to the Company or any of its subsidiaries or affiliates; provided, however, that for purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by the Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests, and no act or failure to act shall be deemed “willful” if it results from any incapacity of the Participant due to physical or mental illness.

(h) “Change in Control” and related terms have the meanings specified in Section 9.

(i) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(j) “Committee” means the Compensation Committee of the Board, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to the listing requirements of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted (the “Listing Requirements”), and other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan. The full Board may perform any function of the Committee hereunder except to the extent limited under the Listing Requirements, in which case as used in this Plan the term “Committee” shall refer to the Board.

(k) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 11(j).

(l) “Disability” means, except as otherwise defined in an Award document, that the Participant is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months receiving income replacement benefits for a period of not less than 3 months under an accident or health plan of the Company.

(m) “Dividend Equivalent” means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents shall not be permitted on Options and SARs. An adjustment referenced in Section 11(c) shall not be considered a “Dividend Equivalent.”

(n) “Effective Date” means the effective date specified in Section 11(p).

(o) “Eligible Person” has the meaning specified in Section 5.

(p) “Employee” means any person treated as an employee (including an officer of the Company or member of the Board who also is treated as an employee) in the records of the Company or any subsidiary or affiliate of the Company, and with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Code Section 422; provided, however, that neither Service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant, or such other person not on the payroll of the Company or any subsidiary or affiliate of the Company. The Company will determine in good faith and in its sole discretion whether a person has become or ceased to be an Employee, and the effective dates of such person’s employment and termination of employment.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(r) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the closing sale price per share of Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which Stock is traded on the day as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported; provided however, that Fair Market Value relating to the exercise price or base price of any Non-409A Option or SAR shall conform to requirements so as to exempt them from Code Section 409A.

(s) “409A Awards” means Awards that constitute a deferral of compensation under Code Section 409A and regulations thereunder. “Non-409A Awards” means Awards other than 409A Awards. Although the Committee retains authority under the Plan to grant Options, SARs and Restricted Stock on terms that will qualify those Awards as 409A Awards, Options, SARs, and Restricted Stock are intended to be Non-409A Awards unless otherwise expressly specified by the Committee.

(t) “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.

(u) “Option” means a right, granted under this Plan, to purchase Stock.

(v) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

(w) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(x) “Performance Award” means a conditional right, granted to a Participant under Sections 6(i) and 7, to receive cash, Stock or other Awards or payments.

(y) “Preexisting Plans” means each of the following Company plans: the 2005 Stock Award and Incentive Plan, as amended, and the 2014 Stock Award and Incentive Plan, as amended.

(z) “Restricted Stock” means Stock granted under this Plan which is subject to certain restrictions and to a risk of forfeiture.

(aa) “Restricted Stock Unit” or “RSU” means a right, granted under this Plan, to receive Stock or other Awards or a combination thereof at the end of a specified restricted period.

(bb) “Retirement” means, in the case of an Employee, a termination of Service (other than by death, Disability or for Cause) at or after his or her having achieved a combination of years of age and years of employment by the Company or any affiliate which equal or exceed 70 years, or such other combination of age and years of Service as may be fixed from time to time by the Committee. With respect to a non-employee director, “Retirement” means termination of Service on the Board with the consent of the remaining Directors. Consultants are not eligible for Retirement under the Plan.

(cc) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(dd) “Service” means a Participant’s work with the Company or a subsidiary or an affiliate of the Company, either as an Employee or consultant or as a non-Employee director. For purposes of determining when payment of a 409A Award should be made, a Participant will be considered to have terminated or separated from Service in accordance with Code Section 409A and the guidance promulgated thereunder.

(ee) “Stock” means the Company’s Common Stock, par value $0.01 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 11(c).

(ff) “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c).

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral or restricted period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and stockholders. The foregoing notwithstanding, the Board may perform the functions of the Committee for purposes of granting Awards under the Plan to non-employee directors.

(b) Manner of Exercise of Committee Authority. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 or qualifying Awards under Code Section 162(m) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder, provided that any such subcommittee intended to qualify Awards under Code Section 162(m) shall be made up solely of two or more outside directors within the meaning of Treasury Reg. 1.162-27(e)(3). The Committee may delegate to officers or managers of the Company or any subsidiary, affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent (i) that such delegation will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify, and (ii) permitted under Section 157 and other applicable provisions of the Delaware General Corporation Law. As such, the aforementioned delegation does not permit officers or managers of the Company to make, cancel or suspend Awards to Covered Employees or to members of the Board.

(c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or Employee of the Company or a subsidiary or affiliate of the Company, the Company’s independent registered public accounting firm, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or Employee of the Company or a subsidiary or affiliate of the Company acting at the direction or on behalf of the Committee or a delegatee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject To Plan.

(a) Subject to adjustment as provided in Section 11(c), a total of 11,200,000 shares of Stock shall be authorized for grant under the Plan less one share of Stock for every one share of Stock that was subject to an award granted after January 28, 2017 under the Preexisting Plans. Any shares that are subject to Awards shall be counted against this limit as one share for every one share granted. After the Effective Date no awards may be granted under any Preexisting Plan.

(b) If (i) any shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or shares subject to an Award are tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award other than an Option or a Stock Appreciation Right or (ii) after January 28, 2017, any shares subject to an award under the Preexisting Plans are forfeited, or an award under the Preexisting Plans expires or is settled for cash (in whole or in part) or shares subject to an award under the Preexisting Plans are tendered by the participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award other than an option or a stock appreciation right, the shares subject to such Award or award under the Preexisting Plans shall, to the extent of such forfeiture, expiration, cash settlement, or tendering or withholding for taxes, again be available for Awards under the Plan on a one-for-one basis. Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares authorized for grant under paragraph (a) of this Section: (i) shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or after January 28, 2017 an option granted under the Preexisting Plans, (ii) shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Option or a Stock Appreciation Right or after January 28, 2017 an option or a stock appreciation right granted under the Preexisting Plans, or (iii) shares subject to a Stock Appreciation Right or after January 28, 2017 a stock appreciation right granted under the Preexisting Plans that are not issued in connection with its stock settlement on exercise thereof and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or after January 28, 2017 options granted under the Preexisting Plans.

(c) Substitute Awards as provided in Section 8(a) shall not reduce the shares authorized for grant under the Plan or the applicable limitations for grant to a Participant under Section 5(b), nor shall shares subject to a substitute award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above. Additionally, in the event that a company acquired by the Company or any subsidiary or affiliate of the Company or with which the Company or any subsidiary or affiliate of the Company combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, consultants, or directors preexisting to such acquisition or combination.

(d) The total number of shares with respect to which ISOs may be granted shall not exceed five million shares.

5. Eligibility; Per-Person Award Limitations.

(a) Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means an Employee of the Company or any subsidiary or affiliate of the Company, a consultant who provides significant services to the Company or any subsidiary or affiliate of the Company, a non-employee director of the Company or a subsidiary or affiliate of the Company, and any person who has been offered employment by the Company or a subsidiary or affiliate of the Company, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate of the Company. An Employee on leave of absence may be considered as still in the employ of the Company or a subsidiary or affiliate of the Company for purposes of eligibility for participation in the Plan. For purposes of the Plan, a joint venture in which the Company or a subsidiary of the Company has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. Holders of awards granted by a company or business acquired by the Company or a subsidiary or affiliate of the Company, or with which the Company or a subsidiary or affiliate combines, are eligible for grants of substitute awards as provided in Section 8(a) granted in assumption of or in substitution for such outstanding awards previously granted under such other plans in connection with such acquisition or combination transaction.

(b) Per-Person Award Limitations. In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards intended to qualify as “performance-based compensation” under Code Section 162(m) up to his or her Annual Limit. Subject to adjustments as provided herein, the following Annual Limits shall apply to grants of such Awards under the Plan:

(i)

Options and SARs: The maximum aggregate number of shares which may be subject to (i) one or more Awards of Options, (ii) one more Awards of Stock Appreciation Rights, or (iii) any combination of Awards of Options and Stock Appreciation Rights shall be 3,000,000 shares, except that such Annual Limit shall be multiplied by 2 for such Awards of Options and Stock Appreciation Rights granted to a Participant during the first calendar year in which the Participant commences employment with the Company or a subsidiary or affiliate of the Company.

(ii)

Restricted Stock, Restricted Stock Units, Bonus Stock and Awards in Lieu of Obligations, Other Stock-Based Awards, and Performance Awards Denominated in Stock: The maximum aggregate number of shares which may be subject to

(i) one or more Awards of Restricted Stock, (ii) one or more Awards of Restricted Stock Units, (iii) one or more Awards of Bonus Stock and Awards in lieu of obligations, (iv) Other Stock-Based Awards, (v) Performance Awards settled in shares, and (vi) any combination thereof, shall be 1,500,000 shares, except that such Annual Limit shall be multiplied by 2 for such Awards granted to a Participant during the first calendar year in which the Participant commences employment with the Company or a subsidiary or affiliate of the Company.

(iii)

Cash-Based Awards: The maximum aggregate amount of any Award not valued in shares, including any cash-based Award or Annual Incentive Award not valued in shares, under this Plan shall be (i) $7,000,000 for each calendar year under an Annual Incentive Award and (ii) $10,000,000 for each calendar year under any and all Performance Awards granted to a Participant that have a vesting or performance period of greater than one year, except that such Annual Limit shall be multiplied by 2 for such Awards granted to a Participant during the first calendar year in which the Participant commences employment with the Company or a subsidiary or affiliate of the Company.

(c) Limit on Awards to Non-Employee Directors. Notwithstanding any other provision of the Plan to the contrary, the maximum number of Shares subject to Awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year in respect of such director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The Committee may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual non-employee directors, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

6. Specific Terms Of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 11(e) and 11(k)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of Service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 11(k). The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)

Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option. Notwithstanding the foregoing, any substitute award granted in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate of the Company, or with which the Company or a subsidiary or affiliate of the Company combines may be granted with an exercise price per share of Stock other than as required above, provided that such substitute award is granted in a manner consistent with Code Section 409A or, in the case of Incentive Stock Options, Code Section 422.

(ii)

Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Sections 11(k) and 11(l)), including, without limitation, cash, Stock (including by withholding Stock deliverable upon exercise), other Awards or awards granted under other plans of the Company or any subsidiary or affiliate of the Company, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including, in the case of 409A Awards, deferred delivery of shares subject to the Option, as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify). Notwithstanding the foregoing, the Committee may provide that if on the last day of the Option term, the Fair Market Value of a share of Common Stock exceeds the exercise price by a specified amount, the Participant has not exercised the Option and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of shares for which the Option was deemed exercised, less the number of shares required to be withheld for the payment of the total purchase price and required withholding taxes. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an ISO) (i) the exercise of the Option is prohibited by applicable law or (ii) shares of Stock may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

(iii)

ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422. As such, ISOs may be granted only to Employees. ISOs may not be granted to any Employee that would permit the aggregate Fair Market Value (determined on the date of grant) of the Stock with respect to which ISOs are exercisable for the first time by such Employee during any calendar year to exceed $100,000. Any excess shall be deemed to be a non-statutory Option. if Stock acquired upon exercise of an ISO is disposed of by an Employee before the expiration of either two (2) years from the date of grant of such ISO or one year from the transfer of Stock to such Employee pursuant to the exercise of such ISO, or in any other disqualifying disposition within the meaning of Code Section 422, such Employee shall notify the Committee in writing of the date and terms of such disposition and shall cooperate with the Committee with respect to any tax withholding required or resulting from such disqualifying dispositions.

(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i)

Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee. The grant price of an SAR shall not be less than the Fair Market Value of a share of Stock on the grant date of such SAR; provided, however, that the grant price of an SAR that is granted subsequent to the related Option may be less than Fair Market Value on the grant date if it is equal to the exercise price of the related Option so long as such subsequently granted SAR does not cause a Non-409A Award to become subject to Code Section 409A or cause a 409A Award to violate Code Section 409A. Notwithstanding the foregoing, any substitute award granted in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate of the Company, or with which the Company or a subsidiary or affiliate of the Company combines may be granted with a grant price per share of Stock other than as required above, provided that such substitute award is granted in a manner consistent with Code Section 409A.

(ii)

Other Terms. The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and whether or not the SAR will be a 409A Award or Non-409A Award. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company. Notwithstanding the foregoing, the Committee may provide that if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the grant price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and neither the Stock Appreciation Right nor the Option has expired, the Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of shares (or cash) required for withholding taxes. Notwithstanding the foregoing, in the event that on the last business day of the term of an SAR (i) the exercise of the SAR is prohibited by applicable law or (ii) shares of Stock may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the SAR shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)

Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future Service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon.

(ii)

Forfeiture. Except as otherwise determined by the Committee, upon termination of Service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)

Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)

Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in RSUs, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect.

(e) Restricted Stock Units. The Committee is authorized to grant RSUs to Participants, subject to the following terms and conditions:

(i)

Award and Restrictions. Unless otherwise specified by the Committee, issuance of Stock will occur upon expiration of the restricted period specified for an Award of RSUs by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, RSUs shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the restricted period or at earlier specified times (including based on achievement of performance goals and/or future Service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. RSUs may be satisfied by delivery of Stock, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii)

Forfeiture. Except as otherwise determined by the Committee, upon termination of Service during the applicable restricted period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the RSU), all RSUs that are at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to RSUs will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary or affiliate of the Company to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant in connection with the grant of an Award (other than Options or SARs).

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units of the Company. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

(i) Performance Awards. Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7. Performance Awards, Including Annual Incentive Awards.

(a) Performance Awards Generally. Performance Awards, including Annual Incentive Awards, may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria (including, for the avoidance of doubt, the business criteria outlined in Section 7(b)(ii) for Performance Awards that are not intended to qualify as “performance-based compensation” under Code Section 162(m)), and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) and 7(c) in the case of a Performance Award intended to qualify as “performance-based compensation” under Code Section 162(m). Effective for tax years after 2017, the qualified performance-based compensation exception of Code Section 162(m)’s tax deduction limitation was repealed; provided, however, that notwithstanding such repeal, the performance-based compensation under Code Section 162(m) is subject to a transition rule for remuneration that is payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified thereafter.  For the avoidance of doubt, it is the intent of the Committee to preserve the performance-based compensation exception that is or may be available for Awards payable under this Plan to the maximum extent permitted by law.  Dividend Equivalents distributed in connection with Performance Awards shall be subject to restrictions and a risk of forfeiture to the same extent as the underlying Award with respect to which such Stock or other property has been distributed.

(b) Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a pre-established performance goal and other terms set forth in this Section 7(b).

(i)

Performance Goal Generally. The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)	Business Criteria. One or more of the following business criteria shall be used by the Committee in establishing performance goals for such Performance Awards:
(a)

Earnings or profitability measures (which include (i) net income, (ii) operating income, (iii) income (loss) per common share from continuing operations, either basic or fully diluted; (iv) net income (loss) per common share, either basic or fully diluted; (v) earnings before interest, taxes, depreciation, and amortization; (vi) earnings before interest and taxes, (vii) any pre-established derivative of revenue (gross, operating, or net), (viii) pre-tax operating income, (ix) inventory turnover or inventory shrinkage, (x) sales growth and volumes, (xi) percentage increase in total net revenue or comparable store sales, and (xii) economic profit or value created);

(b)

Expense and efficiency measures (which include (i) gross margins, cost of goods sold, mark-ups or mark-downs; (ii) operating margins, (iii) selling, general and administrative (S,G&A) expense; and (iv) other pre-established operating expenses);

(c)	Return measures (which include (i) total stockholder return, (ii) stock price, (iii) return on assets, (iv) return on investment, (v) return on capital, and (vi) return on equity);
(e)	Cash flow measures (which include (i) cash flow, (ii) free cash flow, (iii) cash flow return on investment, and (iv) net cash provided by operations);
(f)	Achievement of balance sheet, income statement, or cash-flow statement objectives;
(g)

Strategic or operational business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic expansion or new concept development goals; cost targets; customer satisfaction; employee satisfaction; human resources goals, including staffing, training and development and succession planning; supervision of litigation and information technology; and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures;

(h)

Any of items (a) through (g) above with respect to any subsidiary, affiliate, business unit or business group of the Company whether or not such information is included in the Company’s annual report to stockholders, proxy statement or notice of annual meeting of stockholders;

(i)

Any of items (a) through (h) above with respect to a performance period whether or not such information is included in the Company’s annual report to stockholders, proxy statement or notice of annual meetings of stockholders;

(j)

Any of items (a) through (h) above excluding any expense for performance based cash or equity compensation, including without limitation, amounts payable under this Plan or the Preexisting Plans or any similar plan; and

With respect to per share items above, other terminology may be used for “income (loss) per common share” (such as “basic earnings per share,” “earnings per common share,” “diluted earnings per share,” or “earnings per common share-assuming dilution”) as contemplated by Statement of Financial Accounting Standards No. 128.

Notwithstanding the foregoing, with respect to Covered Employees, the business criteria described above must be approved by the shareholders of the Company prior to the payment of any Award. Applicable business criteria may be different for different Participants, as determined in the discretion of the Committee.

The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

The Committee shall specify how any performance objectives shall be adjusted to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Committee, including with respect to the positive or negative effects of extraordinary, unusual, infrequently occurring or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporation transaction and any integration or transaction costs related to any such transactions; or any other adjustments as may be approved by the Committee in writing in the first ninety days of the performance period; provided, however, that no such adjustment will be made if the effect of such adjustment would cause an award to fail to qualify as performance-based compensation within the meaning of Code Section 162(m). The Committee may not use any discretion to modify award results except as permitted under Code Section 162(m).

(iii)

Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.

(iv)

Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 7(b)(iii). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. In all cases, however, the portion of the Performance Award pool potentially payable to each Covered Employee shall be pre-established by the Committee, subject to the limitation set forth in Section 5.

(v)

Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 7(b). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

(c) Annual Incentive Awards Granted to Designated Covered Employees. The Committee may grant an Annual Incentive Award to an Eligible Person who is designated by the Committee as likely to be a Covered Employee. Such Annual Incentive Award will be intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), and its grant, exercise and/or settlement shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 7(c).

(i)

Grant of Annual Incentive Awards. Not later than the earlier of 90 days after the beginning of any performance period applicable to such Annual Incentive Award or the time 25% of such performance period has elapsed, the Committee shall determine the Covered Employees who will potentially receive Annual Incentive Awards, and the amount(s) potentially payable thereunder, for that performance period. The amount(s) potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) in the given performance period, as specified by the Committee. The Committee may designate an annual incentive award pool as the means by which Annual Incentive Awards will be measured, which pool shall conform to the provisions of Section 7(b)(iv). In such case, the portion of the Annual Incentive Award pool potentially payable to each Covered Employee shall be pre-established by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5.

(ii)

Payout of Annual Incentive Awards. After the end of each performance period, the Committee shall determine the amount, if any, of the Annual Incentive Award for that performance period payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant or other event prior to the end of a performance period or settlement of such Annual Incentive Award.

(d) Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards and Annual Incentive Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and Annual Incentive Awards, and the amount of any final Performance Award and Annual Incentive Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8. Certain Provisions Applicable To Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate of the Company, or any business entity to be acquired by the Company or a subsidiary or affiliate of the Company or with which the Company or a subsidiary of affiliate of the Company combines, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate of the Company; provided, however, that (i) a 409A Award may not be granted in tandem with a Non-409A Award and (ii) such Awards are subject to the prohibitions in the second and third sentences of Section 11(e) with respect to Options and SARs. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Sections 6(b)(ii), 6(c)(ii) and 8 or elsewhere in the Plan.

(c) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan (including Sections 11(k) and (l)) and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate of the Company upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events, subject to Sections 11(k) and (l) and so long as such an acceleration does not cause a Non-409A Award to become subject to Code Section 409A. Subject to Section 11(k), installment or deferred payments may be required by the Committee (subject to Section 11(e)) or permitted at the election of the Participant on terms and conditions established by the Committee and consistent with the requirements of Code Section 409A. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. In the case of any 409A Award that is vested and no longer subject to a risk of forfeiture (within the meaning of Code Section 83), such Award will be distributed to the Participant, upon application of the Participant, if the Participant has had an unforeseeable emergency within the meaning of Code Sections 409A(a)(2)(A)(vi) and 409A(a)(2)(B)(ii), in accordance with Section 409A(a)(2)(B)(ii).

(d) Limitation on Vesting of Certain Awards. Subject to Section 10, Restricted Stock and RSUs will vest over a minimum period of three years except in the event of a Participant’s death, disability, or Retirement, or in the event of a Change in Control or other special circumstances as determined by the Committee, or Awards made in the event of a new hire or promotion, to a non-employee director, made in assumption or substitution for Awards of an acquired company, or made in payment of earned incentive compensation. The foregoing notwithstanding, Restricted Stock and RSUs as to which either the grant or vesting is based on, among other things, the achievement of one or more performance conditions generally will vest over a minimum period of one year except in the event of a Participant’s death, disability, or Retirement, or in the event of a Change in Control or other special circumstances as determined by the Committee, or Awards made in the event of a new hire or promotion, made to a non-employee director, made in assumption or substitution for Awards of an acquired company, or made in payment of earned incentive compensation. For purposes of this Section 8(d), (i) a performance period that precedes the grant of the Restricted Stock or RSUs will be treated as part of the vesting period if the participant has been notified promptly after the commencement of the performance period that he or she has the opportunity to earn the Award based on performance and continued Service, and (ii) vesting over a three-year period or one-year period will include periodic vesting over such period if the rate of such vesting is proportional (or less rapid) throughout such period.

(e) Treatment of Dividends and Dividend Equivalents on Unvested Awards. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. In no event shall dividends or dividend equivalents be paid with respect to Options or Stock Appreciation Rights.

9. Change in Control.

(a) Effect of “Change in Control.” In the event that there occurs a Change in Control of the Company, if the Company and any successor entity assumes outstanding Awards or issues substitute awards as provided in Section 6(b)(i) and if the Participant’s employment with the Company and its subsidiaries and affiliates terminates in an event constituting a “Qualifying Termination” (as defined in Section 9(e)) during the eighteen-month period (or such longer or shorter period as may be determined by the Committee) following the Change in Control, the following provisions shall apply to the Participant’s Awards upon such Qualifying Termination, unless otherwise provided by the Committee in the Award document or in another written agreement, plan or policy with respect to a Participant (in language specifically negating the effect of this Section 9(a)):

(i)

In the case of an Award other than a performance based Award (i.e., a Performance Award or Restricted Stock, RSUs, or Other Stock-Based Awards that vest based on the achievement of performance conditions), all forfeiture conditions and other restrictions applicable to such Award shall lapse and such Award shall be fully payable as of the time of the Participant’s Qualifying Termination without regard to vesting or other conditions, and any such Award carrying a right to exercise that was not previously vested and exercisable shall become fully vested and exercisable as of the time of the Participant’s Qualifying Termination, and all deferral of settlement and similar restrictions applicable to such Award shall lapse and such Award shall be fully payable as of the time of such Qualifying Termination without regard to deferral or restrictive conditions, subject to Section 11(k) (including any applicable six-month delay in distribution) and subject to applicable restrictions set forth in Section 11(a).

(ii)

In the case of a performance based Award, (i) if 50% or more of the performance period has been completed as of the date of the Change in Control, then the value of such Award will be converted into Restricted Stock based on performance to the Change in Control date (if reasonably determinable) and will vest at the end of the Performance Period, subject to the provisions set forth in Section 9(a)(i) in the event of a Qualifying Termination; or (ii) if (x) less than 50% of the performance period has been completed as of the date of the Change in Control or (y) performance is not reasonably determinable as of the date of the Change in Control, then the value of such Award will be converted into Restricted Stock based on the Performance Award’s target level value and will vest at the end of the Performance Period, subject to the provisions set forth in Section 9(a)(i) in the event of a Qualifying Termination.

(iii)	Awards subject to accelerated vesting and/or settlement under this Section 9(a) may be settled in cash, if and to the extent authorized by the Committee.

The Company and any successor that has assumed an Award in connection with a Change in Control must acknowledge and agree to be bound by the provisions hereof following the Change in Control in a legally binding agreement with the Participant.

(b) Non-Performance Based Awards – Not Assumed. In the event of a Change in Control, if the Company and any successor entity do not assume outstanding Awards or issue substitute awards as provided in Section 8(a), then the following provisions shall apply to non-performance based Awards, including Awards as to which performance conditions previously have been satisfied or are deemed satisfied under Section 9(a), unless otherwise provided by the Committee in the Award document or in another written agreement, plan or policy with respect to a Participant (in language specifically negating the effect of this Section 9(b)):

(i)	In the case of Non-409A Awards, to the extent permitted without causing the Award to become subject to Code Section 409A:
(A)

all forfeiture conditions and other restrictions applicable to Awards granted under the Plan shall lapse and such Awards shall be fully payable as of the time of the Change in Control without regard to vesting or other conditions, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 11(a); and

(B)

any Award carrying a right to exercise that was not previously exercisable and/or vested shall become fully exercisable and/or vested as of the time of the Change in Control and shall remain exercisable and/or vested for the balance of the stated term of such Award without regard to any termination of Service by the Participant other than a termination for Cause, subject only to applicable restrictions set forth in Section 11(a); provided however, that any Option or SAR whose exercise price is greater than the current fair market value of the underlying Shares may be cancelled without payment of any consideration; and

(C)

the Committee may, in its discretion, determine to extend to any Participant who holds an Option the right to elect, during the 60-day period immediately following the Change in Control, in lieu of acquiring the shares of Stock covered by such Option, to receive in cash the excess of the Change in Control Price over the exercise price of such Option, multiplied by the number of shares of Stock covered by such Option, and to extend to any Participant who holds other types of Awards denominated in shares the right to elect, during the 60-day period immediately following the Change in Control, in lieu of receiving the shares of Stock covered by such Award, to receive in cash the Change in Control Price multiplied by the number of shares of Stock covered by such Award.

(ii)

In the case of 409A Awards, if and to the extent permitted under Code Section 409A (for this purpose, if Code Section 409A would permit any of the following events to occur following 409A Ownership/Control Change but not otherwise, such event shall occur only if a Change in Control also constitutes a 409A Ownership/Control Change):

(A)

all deferral of settlement, forfeiture conditions and other restrictions applicable to an unvested Award granted under the Plan shall lapse and such Awards shall be fully payable as of the time of the Change in Control without regard to deferral and vesting conditions, except to the extent of any waiver by the Participant (if permitted under Section 409A) and subject to applicable restrictions set forth in Section 11(a); and

(B)

any Award carrying a right to exercise that was not previously exercisable and/or vested shall become fully exercisable and/or vested as of the time of the Change in Control and shall remain exercisable and/or vested for the balance of the stated term of such Award without regard to any termination of Service by the Participant other than a termination for Cause, subject only to applicable restrictions set forth in Section 11(a); provided however, that any Option or SAR whose exercise price is greater than the current fair market value of the underlying Shares may be cancelled without payment of any consideration; and

(C)

the Committee may, in its discretion, determine to extend to any Participant who holds an Option the right to elect, during the 60-day period immediately following the Change in Control, in lieu of acquiring the shares of Stock covered by such Option, to receive in cash the excess of the Change in Control Price over the exercise price of such Option, multiplied by the number of shares of Stock covered by such Option, and to extend to any Participant who holds other types of Awards denominated in shares the right to elect, during the 60-day period immediately following the Change in Control, in lieu of receiving the shares of Stock covered by such Award, to receive in cash the Change in Control Price multiplied by the number of shares of Stock covered by such Award.

If Code Section 409A would not permit any of the events described above, then such 409A Awards shall become fully vested upon the Change in Control.

(c) Performance Based Awards – Not Assumed. In the event of a Change in Control, if the Company and any successor entity do not assume outstanding Awards or issue substitute awards as provided in Section 9(a)(ii), then the following provisions shall apply to performance based Awards unless otherwise provided by the Committee in the Award document or in another written agreement, plan or policy with respect to a Participant (in language specifically negating the effect of this Section 9(c)) and except to the extent not permitted under Section 409A in the case of 409A Awards, (i) if 50% or more of the performance period has been completed as of the date of the Change in Control, then the value of the Award will be converted, based on performance to the Change in Control date (if reasonably determinable), to (x) fully vested Stock if a non-cash Award or (y) cash if a cash Award; or (ii) if (A) less than 50% of the performance period has been completed as of the date of the Change in Control or (B) performance is not reasonably determinable as of the date of the Change in Control, then the value of the Award will be converted, based on the Award’s target level value, to (x) fully vested Stock if a non-cash Award or (y) cash if a cash Award and be fully payable as of the time of the Change in Control without regard to vesting or other conditions, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 11(a).

(d) Definition of “Change in Control.” A “Change in Control” shall be deemed to have occurred if, after the Effective Date, there shall have occurred any of the following:

(i)

The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, or successor provisions (a “person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or successor provisions (“beneficial ownership”)) of more than 50% or more of either (1) the then-outstanding shares (the “Outstanding Shares”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Shares”); provided, however, that for purposes of this definition, the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor; or (D) any acquisition by any entity pursuant to a transaction that complies with subsections (v)(A), (B), and (C) below;

(ii)

During the twelve (12) month period ending on the date of the most recent acquisition, the acquisition by a Person of beneficial ownership of 30% or more of the Outstanding Voting Shares; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with subsections (v)(A), (B), and (C) below;

(iii)

During the twelve (12) month period ending on the date of the most recent acquisition, the acquisition by a person of assets of the Company having a total gross fair market value equal to or more than 40% of the total gross fair market value of the Company’s assets immediately before such acquisition; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (B) any acquisition by any entity pursuant to a transaction that complies with subsections (v)(A), (B), and (C) below;

(iv)

A majority of individuals who serve on the Board as of the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of Person other than the Board;

(v)

Consummation of a reorganization, merger, recapitalization, reverse stock split, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Shares and the Outstanding Voting Shares immediately before such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately before such Business Combination of the Outstanding Shares and the Outstanding Voting Shares, as the case may be, (B) no person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the ultimate parent entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of more than 50% existed before the Business Combination, and (C) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the board providing for such Business Combination; or

(vi)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(e) Definition of “Qualifying Termination.” A “Qualifying Termination” shall be deemed to have occurred if, except as otherwise provided in an Award document or any employment agreement or severance agreement, plan or policy with respect to the Participant and the Company or a subsidiary or affiliate of the Company then in effect, there shall have occurred:

a Company-initiated termination for reason other than for Cause, or disability, provided that the Participant executes a general release and, where applicable, a non-solicitation and/or non-compete agreement with the Company.

(f) Definition of “409A Ownership/Control Change.” A “409A Ownership/Control Change” shall be deemed to have occurred if a Change in Control occurs which constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Code Section 409A(a)(2)(A)(v).

(g) Definition of “Change in Control Price.” The “Change in Control Price” means an amount in cash equal to the amount of cash and fair market value of property that is the price per share paid (including extraordinary dividends) in any transaction triggering the Change in Control or any liquidation of shares following a sale of substantially all assets of the Company.

10. Additional Award Forfeiture Provisions.

(a) Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements. Unless otherwise determined by the Committee, each Award granted hereunder, other than Awards granted to non-employee directors, shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section 10(b)(i), (ii), or (iii) occurs (a “Forfeiture Event”), all of the following forfeitures will result:

(i)

The unexercised portion of the Option, whether or not vested, and any other Award not then settled (except for an Award that has not been settled solely due to an elective deferral by the Participant and otherwise is not forfeitable in the event of any termination of Service of the Participant) will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii)

The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Award Gain (as defined herein) realized by the Participant upon each exercise of an Option or settlement of an Award (regardless of any elective deferral) that occurred on or after (A) the date that is one-year prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary or affiliate of the Company, or (B) the date that is one-year prior to the date the Participant’s employment by the Company or a subsidiary or affiliate of the Company terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed. For purposes of this Section, the term “Award Gain” shall mean (i), in respect of a given Option exercise, the product of (X) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the Option was exercised at that date, and (ii), in respect of any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Stock paid or payable to Participant (regardless of any elective deferral) less any cash or the Fair Market Value of any Stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection with such settlement.

(b) Events Triggering Forfeiture. The forfeitures specified in Section 10(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during the Participant’s employment by the Company or a subsidiary or affiliate of the Company and resulting in his or her termination of employment, or during the one-year period following termination of such employment:

(i)

The Participant, acting alone or with others, directly or indirectly, prior to a Change in Control, (A) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless the Participant’s interest is insubstantial, in any business in an area or region in which the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary or affiliate of the Company; (B) induces any customer or supplier of the Company or a subsidiary or affiliate of the Company with which the Company or a subsidiary or affiliate of the Company has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or affiliate of the Company; or (C) induces, or attempts to influence, any employee of or service provider to the Company or a subsidiary or affiliate of the Company to terminate such Service. The Committee shall, in its discretion, determine which lines of business the Company conducts on any particular date and which third parties may reasonably be deemed to be in competition with the Company. For purposes of this Section 10(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five percent of the outstanding equity of the entity;

(ii)

The Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other Service to the Company or any subsidiary or affiliate of the Company, any confidential or proprietary information of the Company or any subsidiary or affiliate of the Company, including but not limited to information regarding the Company’s current andpotential customers, organization, employees, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process, or the Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process; or

(iii)

The Participant fails to cooperate with the Company or any subsidiary or affiliate of the Company in any way, including, without limitation, by making himself or herself available to testify on behalf of the Company or such subsidiary or affiliate of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary or affiliate of the Company in any way, including, without limitation, in connection with any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or affiliate of the Company, as reasonably requested.

(c) Forfeitures of Awards and Realized Gains Related to Financial Restatements. In the event that the Participant engages in misconduct that causes or partially causes the need for restatement of financial statements that would have resulted in a lower Award where the payment was predicated upon the achievement of certain financial results that were the subject of the restatement, to the extent of the reduction in amount of such Award as determined by the Committee (i) the Award will be cancelled and (ii) the Participant will forfeit (A) the shares of Stock received or payable on the vesting or exercise of the Award and (B) the amount of the proceeds of the sale or gain realized on the vesting or exercise of the Award (and the Participant may be required to return or pay such shares of Stock or amount to the Company. The determination of the lower Award must be made by the Committee no later than the end of the third fiscal year following the year for which the inaccurate financial results were measured; provided, that if steps have been taken within such period to restate the Company’s financial or operating results, the time period shall be extended until such restatement is completed. The provisions of this Section 10(c) shall be amended to the extent necessary to comply with final rules issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act by the Securities and Exchange Commission and the principal stock exchange or market on which Stock is traded.

(d) Agreement Does Not Prohibit Competition or Other Participant Activities. Although the conditions set forth in this Section 10 shall be deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in any activity, including but not limited to competition with the Company and its subsidiaries and affiliates. Rather, the non-occurrence of the Forfeiture Events set forth in Section 10(b) is a condition to the Participant’s right to realize and retain value from his or her compensatory Options and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and the Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Sections 10(a) and 10(b) and those other provisions shall not be affected by this Agreement.

(e) Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

11. General Provisions.

(a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission), and provided further, that no transfer for value or consideration will be permitted. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate and, in the case of any outstanding Award, necessary in order to prevent dilution or enlargement of the rights of the Participant, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock which (i) are authorized for grant under Section 4(a), (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or affiliate of the Company or other business unit of the Company, or the financial statements of the Company or any subsidiary or affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Performance Awards granted under the Plan to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Tax Provisions.

(i)

Withholding. The Company and any subsidiary or affiliate of the Company is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, unless (x) withholding of any additional amount of Stock will not result in additional accounting expense to, or adverse tax compliance implications for, the Company and (y) is otherwise permitted by the Company.

(ii)

Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii)

Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

(e) Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan (other than in connection with an equitable adjustment pursuant to Section 11(c) above) or increase individual award limits under Section 5(b) or amend any other provision of the Plan that expressly requires stockholder approval, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award unless the Committee determines that such amendment, alteration, suspension, discontinuance or termination either is required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results in an income tax penalty on the Participant). Notwithstanding any provision in this Plan to the contrary except in connection with an equitable adjustment under Section 11(c) or a Change in Control, without the prior approval of the Company’s stockholders, no option or stock appreciation right may be amended to reduce the price per share of the shares subject to such option or the exercise price of such stock appreciation right, as applicable, below the option price or exercise price as of the date the option or stock appreciation right is granted. In addition, and except in connection with an equitable adjustment under Section 11(c) or a Change in Control, without the prior approval of the Company’s stockholders, no option or stock appreciation rights may be cancelled or surrendered in exchange for another Award or cash when the exercise or grant price per share of Stock exceeds the Fair Market Value of one share of Stock and no option or stock appreciation rights may be granted in exchange for, or in connection with, the cancellation or surrender of an option, stock appreciation right or other award having a higher option or exercise price.

(f) Right of Setoff. The Company or any subsidiary or affiliate of the Company may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or affiliate of the Company may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 10(a), although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 11(f).

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Non-exclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify for the performance-based compensation exception under Code Section 162(m) prior to its repeal, and such other arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Code Section 162(m). It is the intent of the Company that Options and SARs granted to Covered Employees prior to 2018 and other Awards designated as Awards to Covered Employees subject to Section 7 prior to 2018 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Sections 7(b), (c), and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code

Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a performance period that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified performance period. If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with the performance-based compensation exception under Code Section 162(m) prior to its repeal does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k) Certain Limitations on Awards to Ensure Compliance with Section 409A. For purposes of this Plan, references to an Award term or event (including any authority or right of the Company or a Participant) being “permitted” under Section 409A mean, for a 409A Award, that the term or event will not cause the Participant to be liable for payment of interest or a tax penalty under Section 409A and, for a Non-409A Award, that the term or event will not cause the Award to be treated as subject to Section 409A. Other provisions of the Plan notwithstanding, the terms of any 409A Award and any Non-409A Award, including any authority of the Company and rights of the Participant with respect to the Award, shall be limited to those terms permitted under Section 409A or an applicable exception, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A, any distribution subject to Section 409A(a)(2)(A)(i) (separation from Service) to a “key employee” as defined under Section 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Section 409A(a)(2)(B)(i), and any authorization of payment of cash to settle a Non-409A Award shall apply only to the extent permitted under Section 409A for such Award.

(l) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(m) Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 11(m) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(n) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or Service of the Company or a subsidiary or affiliate of the Company, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate of the Company to terminate any Eligible Person’s or Participant’s Service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(o) Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(p) Plan Effective Date and Termination. The Plan, as amended and restated, shall be effective as of March 14, 2018.  Notwithstanding the foregoing or anything else contained herein to the contrary, for any Award under Sections 7(b) or 7(c), with respect to any compensation to be paid under a written binding contract that was in effect on November 2, 2017, all terms and conditions of the payment of any such compensation shall be governed by the terms and conditions of this Plan and any underlying documents that combined to constitute the applicable written binding contract relating to such compensation that was in effect on November 2, 2017. Upon approval of the Plan by the stockholders of the Company on May 23, 2017, no further awards shall be granted under the Preexisting Plans, but any outstanding awards under the Preexisting Plans shall continue in accordance with their terms. Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan shall terminate on May 23, 2027 (unless the Plan is re-approved by the Company’s stockholders prior to such date), and the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

(q) Retirement, Death or Disability. In the event of a termination of employment due to death, Disability or Retirement, then:

(1) Effect on Non-Performance Based Awards. The following provisions shall apply to non-performance based Awards, including Awards as to which performance conditions previously have been satisfied or are deemed satisfied under Section 11(q)(ii), unless otherwise provided by the Committee in the Award document:

(i)	In the case of Non-409A Awards, to the extent permitted without causing the Award to become subject to Code Section 409A:
(A)

all forfeiture conditions and other restrictions applicable to Awards granted under the Plan shall lapse on a pro rata basis based on the number of days the Participant was employed during the vesting period under such Award, and such Awards shall be fully payable as of the time originally scheduled for payment in the Award document without regard to vesting or other conditions, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 11(a); and

(B)

any Award carrying a right to exercise that was not previously exercisable and/or vested shall, in the discretion of the Committee as set forth in the Award document, either (1) continue to vest in accordance with the original vesting schedule without the requirement for continued employment, or (2) become fully exercisable and/or vested as of the time of the termination of employment; and, in each case, shall remain exercisable and/or vested for the earlier of (x) the balance of the stated term of such Award without regard to any termination of employment or (y) one year from the termination of employment or vesting.

(ii)	In the case of 409A Awards, if and to the extent permitted under Code Section 409A:
(A)

all deferral of settlement, forfeiture conditions and other restrictions applicable to an unvested Award granted under the Plan shall lapse on a pro rata basis based on the number of days the Participant was employed during the vesting period under such Award and such Awards shall be fully payable as of the time originally scheduled for payment in the Award document without regard to deferral and vesting conditions, except to the extent of any waiver by the Participant (if permitted under Section 409A) and subject to applicable restrictions set forth in Section 11(a); and

(B)

any Award carrying a right to exercise that was not previously exercisable and/or vested shall, in the discretion of the Committee as set forth in the Award document, either (1) continue to vest in accordance with the original vesting schedule without the requirement for continued employment, or (2) become fully exercisable and/or vested as of the time of termination of employment and, in each case, shall remain exercisable and/or vested for the earlier of (x) the balance of the stated term of such Award without regard to any termination of employment or (y) one year from the termination of employment or vesting.

(2) Effect on Performance-Based Awards. With respect to an outstanding Award subject to achievement of performance goals and conditions, such performance goals and conditions shall be deemed to be met or exceeded if and to the extent that such performance goals are actually met or exceeded subsequent to the termination of employment or as otherwise provided by the Committee in the Award document governing such Award or other agreement with the Participant, to the maximum extent permitted under Section 409A in the case of 409A Awards.